
                            SIMPSON MANUFACTURING CO., INC. AND SUBSIDIARIES
                                COMPUTATION OF EARNINGS PER COMMON SHARE
                                              (UNAUDITED)

                                               EXHIBIT 11
                                               ----------

                      Basic Earnings per Share

                                              Three Months Ended               Six Months Ended
                                                   June 30,                         June 30,
                                         ----------------------------    ----------------------------
                                             2000            1999            2000            1999
                                         ------------    ------------    ------------    ------------
Weighted average number of common
shares outstanding                         12,042,289      11,779,256      12,031,367      11,680,581
                                         ============    ============    ============    ============

Net income                               $ 11,324,182    $ 10,072,757    $ 20,599,946    $ 17,721,159
                                         ============    ============    ============    ============

Basic net income per share               $       0.94    $       0.86    $       1.71    $       1.52
                                         ============    ============    ============    ============


                            SIMPSON MANUFACTURING CO., INC. AND SUBSIDIARIES
                                COMPUTATION OF EARNINGS PER COMMON SHARE
                                              (UNAUDITED)

                                               EXHIBIT 11
                                               ----------

                                       DILUTED EARNINGS PER SHARE

                                              Three Months Ended               Six Months Ended
                                                   June 30,                         June 30,
                                         ----------------------------    ----------------------------
                                             2000            1999            2000            1999
                                         ------------    ------------    ------------    ------------
Weighted average number of common
shares outstanding                         12,042,289      11,779,256      12,031,367      11,680,581

Shares issuable pursuant to employee
stock option plans, less shares
assumed repurchased at the average
fair value during the period                  272,265         441,999         264,807         481,144

Shares issuable pursuant to the
independent director stock option
plan, less shares assumed repurchased
at the average fair value during the
period                                          4,296           3,974           4,005           3,731
                                         ------------    ------------    ------------    ------------

Number of shares for computation of
diluted net income per share               12,318,850      12,225,229      12,300,179      12,165,456
                                         ============    ============    ============    ============


Net income                               $ 11,324,182    $ 10,072,757    $ 20,559,946    $ 17,721,159
                                         ============    ============    ============    ============

Diluted net income per share             $       0.92    $       0.82    $       1.67    $       1.46
                                         ============    ============    ============    ============
